Exhibit (a)(1)(F)

Screen shot of election amendment review

Exhibit (a)(1)(F)

Screen shot of election amendment review

Election Amendment Review

You have elected to amend all of your Eligible Options as follows:

Grant Date Option Number Current Exercise Price Per Share Amended Exercise Price Per Share (if offer is accepted) Total Number of Unexercised Shares Subject to Eligible Options

Dec 10, 2003 4 $3.4500 $4.1000 1,050

Dec 10, 2004 5 $3.4500 $4.1000 550

Dec 10, 2005 6 $3.4500 $4.1000 50

If we accept your election, the cash amount payable to you in January 2008 is estimated to be $XXX, less applicable tax withholding, and we will pay you interest on this estimated cash amount at a rate of 5.25% per year accruing from the expiration of the tender offer until, but excluding, the January 2008 payment date, less applicable tax withholding.

Is this information correct? If yes, click “Proceed To Confirmation” to continue. If no, click “Return To Previous Screen”.

No, Return to Previous Screen Yes, Proceed to Confirmation

Election Amendment Review

You have elected NOT to amend your Eligible Options.

Grant Date

Option Number

Current Exercise Price Per Share

Total Number of Unexercised Shares Subject to Eligible Options

Dec 10, 2003 4 $3.4500 $4.1000 1,050

Dec 10, 2004 5 $3.4500 $4.1000 550

Dec 10, 2005 6 $3.4500 $4.1000 50

Dec 10, 2003

Is this information correct? If yes, click “Proceed To Confirmation” to continue. If no, click “Return To Previous Screen”. Please note that if you fail to amend your Eligible Options, it is likely that you will be responsible for a 20% Federal surtax under Section 409A of the Internal Revenue Code and we will not reimburse you.

No, Return to Previous Screen Yes, Proceed to Confirmation